Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2008 THIRD
QUARTER RESULTS
▪	Achieves Third Quarter Earnings Per Diluted Share of $0.21

▪	Declares Quarterly Cash Dividend
EL SEGUNDO, Calif., November 3, 2008 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2008 third quarter ended September 28, 2008.
For the fiscal 2008 third quarter, net sales were $223.2 million, compared to net sales of $231.3 million for the third quarter of fiscal 2007. Same store sales declined 6.6% for the third quarter, primarily due to a decrease in customer traffic resulting from the continuation of the challenging consumer environment.
Gross profit for the fiscal 2008 third quarter was $74.3 million, compared to $79.4 million in the third quarter of the prior year. The Company’s gross profit margin was 33.3% in the fiscal 2008 third quarter versus 34.3% in the third quarter of the prior year. The Company achieved an 11 basis-point increase in product selling margins and lowered overall distribution center expenses versus the prior year despite operating 19 more stores and experiencing increased freight costs due to higher fuel prices. These benefits were offset by higher store occupancy costs due primarily to an increased store count.
Selling and administrative expense as a percentage of net sales was 29.6% in the fiscal 2008 third quarter versus 27.7% in the third quarter of the prior year, primarily due to lower sales levels and higher store-related expenses reflecting an increased store count.
Net income for the third quarter of fiscal 2008 was $4.5 million, or $0.21 per diluted share, compared to net income of $8.4 million, or $0.37 per diluted share, for the third quarter of fiscal 2007.

For the 39-week period ended September 28, 2008, net sales decreased $21.2 million, or 3.2%, to $645.0 million, from net sales of $666.2 million for the same period last year. Same store sales decreased 6.5% in the first 39 weeks of fiscal 2008 versus the same period last year. Net income was $10.3 million, or $0.48 per diluted share, for the first 39 weeks of fiscal 2008, compared to net income of $21.9 million, or $0.97 per diluted share, for the same period last year. Results for the first 39 weeks of fiscal 2008 include a one-time pre-tax charge of $1.5 million, or $0.04 per diluted share, in the second quarter to correct an error in the Company’s straight-line rent expense, substantially all of which pertained to prior periods.
“We are pleased with the relative strength of our performance in this challenging consumer environment, as we delivered third quarter earnings that exceeded the high end of our guidance,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “By focusing on managing our inventory and controlling expenses, we continued to mitigate the impact of the difficult macro-economic environment on our sales. We achieved increased efficiencies in our distribution center and reduced total product inventories by 4.9% from the prior year despite operating 19 more stores.”
Mr. Miller continued, “While recent events have demonstrated that economic conditions are difficult to forecast and consumer spending is likely to remain soft through the holiday season, we believe that we are well positioned from an operational, promotional and product offering perspective. We are taking the steps that we believe are necessary to weather the current economic turbulence, while continuing to offer a strong value proposition that we believe will resonate with consumers as they evaluate their spending power in today’s economy.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on December 15, 2008 to stockholders of record as of November 28, 2008.
Share Repurchases
During the fiscal 2008 third quarter, the Company repurchased 85,757 shares of its common stock for a total expenditure of $0.6 million. As of the end of the fiscal 2008 third quarter, the Company had approximately $14.4 million available for future stock repurchases under its $20.0 million share repurchase program authorized in the fiscal 2007 fourth quarter.
Guidance
The Company’s guidance for the remainder of fiscal 2008 assumes that sales will continue to be impacted by a challenging consumer environment. Based on that assumption, the Company is providing the following guidance:

•	For the fiscal 2008 fourth quarter, a decline in same store sales in the mid- to high-single digit range and earnings per diluted share in the range of $0.07 to $0.17; and

•	For the fiscal 2008 full year, a decline in same store sales in the mid- to high-single digit range and earnings per diluted share in the range of $0.55 to $0.65.
A material improvement or decline in the overall consumer environment during the remainder of the year could materially impact the Company’s performance relative to this guidance.
Store Openings
During the third quarter of fiscal 2008, the Company opened three new stores and closed a store that was relocated during the second quarter. The Company ended the third quarter with 372 stores in operation. The Company anticipates opening 9 new stores during the fiscal 2008 fourth quarter, bringing its total new store openings for the full year to 18, net of relocations and closures.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fiscal 2008 third quarter. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 373 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates, credit availability and economic conditions in general. Those and other risks and uncertainties are more fully described in

Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	September 28,	December 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$2,971	$9,741
Accounts receivable, net of allowances of $119 and $405, respectively	7,574	14,927
Merchandise inventories, net	247,692	252,634
Prepaid expenses	7,083	7,069
Deferred income taxes	7,648	8,051

Total current assets	272,968	292,422

Property and equipment, net	93,941	93,244
Deferred income taxes	14,691	12,780
Other assets, net of accumulated amortization of $280 and $241, respectively	986	1,044
Goodwill	4,433	4,433

Total assets	$387,019	$403,923

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$92,400	$95,310
Accrued expenses	49,385	62,429
Current portion of capital lease obligations	1,756	1,649

Total current liabilities	143,541	159,388

Deferred rent, less current portion	24,287	22,075
Capital lease obligations, less current portion	2,512	2,279
Long-term debt	99,898	103,369
Other long-term liabilities	6,911	7,657

Total liabilities	277,149	294,768

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,004,087 and 22,894,987 shares, respectively; outstanding 21,545,792 and 22,012,691 shares, respectively	229	228
Additional paid-in capital	92,256	90,851
Retained earnings	38,567	34,137
Less: Treasury stock, at cost; 1,458,295 and 882,296 shares, respectively	(21,182)	(16,061)

Total stockholders’ equity	109,870	109,155

Total liabilities and stockholders’ equity	$387,019	$403,923

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
Net sales	$223,180	$231,308	$645,041	$666,161

Cost of sales (1) (2)	148,925	151,903	430,828	436,240

Gross profit (1) (2)	74,255	79,405	214,213	229,921

Selling and administrative expense (1)	65,962	64,006	193,585	189,261

Operating income	8,293	15,399	20,628	40,660

Interest expense	1,166	1,582	3,911	4,504

Income before income taxes	7,127	13,817	16,717	36,156

Income taxes	2,669	5,438	6,415	14,247

Net income (2)	$4,458	$8,379	$10,302	$21,909

Earnings per share:
Basic	$0.21	$0.37	$0.48	$0.97

Diluted	$0.21	$0.37	$0.48	$0.97

Dividends per share	$0.09	$0.09	$0.27	$0.27

Weighted-average shares of common stock outstanding:
Basic	21,447	22,406	21,673	22,591

Diluted	21,464	22,492	21,685	22,693

(1)	Historically, the Company has presented total depreciation and amortization expense separately on the face of the unaudited condensed consolidated statement of operations and corporate headquarters’ occupancy costs within cost of sales. In the fourth quarter of fiscal 2007, as presented in our Annual Report on Form 10-K for the year ended December 30, 2007, the Company retrospectively changed the classification of distribution center and store occupancy depreciation and amortization expense to cost of sales and store equipment and corporate headquarters’ depreciation and amortization expense to selling and administrative expense. Depreciation and amortization expense is no longer presented separately in the unaudited condensed consolidated statement of operations. The corporate headquarters’ occupancy costs are now included in selling and administrative expense. The Company reclassified its prior period unaudited condensed consolidated statement of operations and related discussion and analysis to conform to the new presentation, which increased cost of sales and decreased gross profit for the 13 weeks and 39 weeks ended September 30, 2007, by $2.6 million and $7.2 million, respectively, and increased selling and administrative expense for the 13 weeks and 39 weeks ended September 30, 2007, by $1.9 million and $5.7 million, respectively, from amounts previously reported. This reclassification had no effect on the Company’s previously reported operating or net income, consolidated balance sheets, consolidated statements of stockholders’ equity and consolidated statements of cash flows.

(2)	In the second quarter of fiscal 2008, the Company recorded a pre-tax charge of $1.5 million to correct an error in its previously recognized straight-line rent expense, substantially all of which related to prior periods and accumulated over a period of 15 years. This charge reduced year-to-date net income by $0.9 million, or $0.04 per diluted share. The Company determined this charge to be immaterial to its prior periods’ and current year consolidated financial statements.